Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2024, relating to the consolidated financial statements of zSpace, Inc. (the Company) appearing in the Company’s Registration Statement on Form S-1 for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

BDO USA, P.C.

Spokane, Washington

March 21, 2025